Exhibit 1.01

Luminar Technologies, Inc.
Conflict Minerals Report
For the Reporting Period January 1, 2023 to December 31, 2023

This Conflict Minerals Report (“CMR”) has been prepared by Luminar Technologies, Inc. (herein referred to, alternatively, as “Luminar,” “we,” “our” and “us”). This CMR for the reporting period January 1, 2023 to December 31, 2023 is presented to comply with the final conflict minerals implementing rule (“Final Rule”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by guidance issued by the SEC’s Division of Corporation Finance on April 29, 2014 and the SEC order issued on May 2, 2014. The Final Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as codified in Section 13(p) of the Securities Exchange Act of 1934. The Final Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum and tungsten. This CMR includes the activities of all consolidated subsidiaries in which Luminar holds a controlling financial or management interest.

To comply with the Final Rule, we conducted due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to attempt to ascertain whether these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.

Pursuant to guidance issued by the SEC’s Division of Corporation Finance on April 29, 2014 and the SEC order issued May 2, 2014, Luminar is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein. Furthermore, given that Luminar has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.
I.Company Overview

Luminar is a global automotive technology company ushering in a new era of vehicle safety and autonomy. Over the past decade, Luminar has been building our light detection and ranging (“LiDAR”) sensor from the chip-level up, which is expected to meet the demanding performance, safety, reliability and cost requirements to enable next-generation safety and autonomous capabilities for passenger and commercial vehicles, as well as other adjacent markets.

II.Product Overview

Luminar’s Iris and Iris+ LiDAR combine a 1550nm laser, transmitter, and receiver and provide long-range sensing that we expect will meet OEM specifications for advanced safety and autonomy. This technology provides automotive-grade, efficient, and affordable solutions that are scalable, reliable, and optimal for series production. Iris and Iris+ have been refined to meet the size, weight, cost, power, and reliability requirements of automotive qualified series production sensors.

Iris and Iris+ feature vertically integrated receiver, detector, and application-specific integrated circuit (“ASIC”) solutions that have been developed by our Advanced Technologies & Services segment companies – Optogration, Freedom Photonics, and Black Forest Engineering.

III.Supply Chain Overview

Luminar designs certain critical semiconductor components in-house, including our receiver ASIC and Indium Gallium Arsenide photodiode. In 2021, Luminar executed contract manufacturing services agreements to enable series production of our Iris LiDAR sensors with electronics contract manufacturers.

For purposes of this CMR, references to our “products” refers to Luminar’s Iris and Iris+ LiDAR hardware products, and references to our “suppliers” refer to (i) the direct suppliers for these products and (ii) directed-buy suppliers for these products, in each case if such suppliers supply products that contain conflict minerals.

IV. Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•Our products contain gold, tin, tungsten or tantalum that is necessary to the production or functionality of such products; and

•We are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

V. Design of Due Diligence Measures

Luminar designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in its products based on the five-step framework set forth in the Third Edition of the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).
VI.Due Diligence Measures Performed by Luminar

Luminar performed the following due diligence measures in accordance with the OECD Guidance and the Final Rule:

OECD Guidance Step #1: Establish Strong Company Management Systems

•Luminar maintains a Conflict Minerals Policy (the “Policy”), which is included in its Supplier Quality Requirements Manual (the “SQRM”), that sets forth its commitments regarding the sourcing of conflict minerals and its expectations of its suppliers regarding the same. Luminar’s SQRM has been made available to and signed by suppliers as a condition of conducting business with Luminar. In addition, Luminar’s (i) purchase order terms and conditions and (ii) form contract manufacturing agreement expressly incorporate the SQRM (and the Policy).

•The implementation of Luminar’s RCOI and the conducting of due diligence on the source and chain of custody of Luminar’s necessary conflict minerals are managed by a multi-functional core team (the "Core Team"), which includes representatives from Quality, Supply Chain, and Legal, and which engages external consulting expertise, as necessary.

•The Core Team (i) has experience and access to expert resources regarding conflict minerals compliance and (ii) is required to be familiar with the Policy and with Luminar’s conflict minerals-related processes.

•Material conflict minerals-related records will be maintained electronically by Luminar for five (5) years from the date of creation.

•Interested parties can report violations of the Policy via email at https://www.whistleblowerservices.com/LAZR. Luminar has grievance mechanisms through which our employees and suppliers can report suspected or potential violations of our policies, laws or general ethics or compliance concerns. We maintain an email address and hotline at whistleblowerservices.com/LAZR through which suppliers can ask questions, voice concerns and report violations with respect to our Conflict Minerals Policy. Through this reporting system Luminar also enables employees and others to ask questions, voice concerns and report violations with respect to Luminar policies confidentially and anonymously.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain
•Luminar has requested that its suppliers complete in full the Responsible Minerals Initiative’s (the “RMI”) Conflict Minerals Reporting Template (the “CMRT”). The CMRT is designed to request from Luminar’s suppliers sufficient information regarding such suppliers’ practices with respect to the sourcing of conflict minerals to enable Luminar to comply with its requirements under the Final Rule.

•Luminar’s Quality and Supply Chain teams manage and oversee the collection of information reported on the CMRT by Luminar’s suppliers.
OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

•If, on the basis of areas of concerns that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Luminar determines that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, Luminar will enforce the Policy by means of a series of escalations.

•Such escalations may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Luminar from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the RMI to conduct third-party audits of smelters and refiners.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

As required by the Final Rule, we have filed a Form SD and this Conflict Minerals Report as an exhibit thereto for the 2023 reporting year. The Form SD and Conflict Minerals Report are also available on our website at https://investors.luminartech.com/sec-filings/all-sec-filings.
VII.Smelters and Refiners Identified

As a result of Luminar’s RCOI, 15 suppliers, representing approximately 68% of our suppliers, provided completed CMRTs to Luminar. Luminar’s suppliers identified 352 smelters and refiners from which they source conflict minerals that appear on the RMI’s Standard Smelter List, and of those smelters and refiners, 235 smelters and refiners, or approximately 67%, have successfully completed an assessment against the applicable RMI Responsible Minerals Assurance Process standard or an equivalent cross-recognized assessment.

The supply chain information contained in the preceding paragraph is based on supplier responses received through May 7, 2024. Compliance status information contained in the preceding paragraph is as of May 7, 2024, and is based solely on information made available by the RMI, without independent verification by us. The mines used by the smelters reported by our suppliers are not publicly available and were not disclosed by those smelters. Luminar has concluded that requiring our suppliers to complete the CMRT and conducting the due diligence process described above represents the most reasonable best effort we can make at this time to identify the mines and countries of origin of Conflict Minerals contained in our products with the greatest possible specificity.

VIII.Steps to Mitigate Risk

Luminar intends to take the following steps to mitigate the risk that conflict minerals benefit armed groups:

•Continue to engage with suppliers to obtain complete CMRTs; and

•Encourage the development of supplier capabilities to perform conflict minerals-related due diligence.
FORWARD-LOOKING STATEMENTS

Statements relating to risk mitigation and other statements herein are forward-looking in nature and are based on Luminar’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Luminar’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein. Given these uncertainties and other factors, you should not place undue reliance on these forward looking statements. Luminar reserves the right to change its processes and policies related to conflict minerals.
DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise expressly stated herein, any documents, third-party materials or references to websites (including Luminar’s) are not incorporated by reference in, or considered to be a part of this CMR, unless expressly incorporated by reference herein.